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                   CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP

We consent to the reference to our firm under the heading "Legal Matters" in the prospectus included in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 for adjustable premium variable life insurance policies issued through Southern Farm Bureau Life Variable Life Account of Southern Farm Bureau Life Insurance Company (File No. 333-68114). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

SUTHERLAND ASBILL & BRENNAN LLP

By:  /s/ Stephen E. Roth
     -------------------
      Stephen E. Roth

Washington, D.C.
January 23, 2002